SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                       December 3, 1997 (December 2, 1997)
                Date of Report (Date of earliest event reported)

                         Quest Diagnostics Incorporated
             (formerly known as Corning Clinical Laboratories Inc.) (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

         1-12215                                           16-1387862
(Commission File Number)                       (IRS Employer Identification No.)


                     One Malcolm Avenue, Teterboro, NJ 07608
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (201) 393-5000

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Item 5.  Other Events.

         The information contained in Exhibit 20 hereto is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits.

         Exhibit Number      Description
         --------------      -----------

         20                  The Registrant's press release
                             dated December 2, 1997

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 3, 1997

Quest Diagnostics Incorporated


By /s/ Robert A. Carothers            Vice President and
  ------------------------            Chief Financial Officer
   Robert A. Carothers

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EXHIBIT 20

QUEST DIAGNOSTICS TO CONSOLIDATE NETWORK OF CLINICAL LABORATORIES

TETERBORO, N.J., DECEMBER 2, 1997--Quest Diagnostics Incorporated (NYSE: DGX) today announced a series of actions aimed at reducing excess capacity in its network of clinical laboratories and improving its cost structure. The actions reflect the need to better match lab capacity and staffing levels with business conditions.

Quest Diagnostics will convert its Regional Laboratories in Atlanta and Tampa to Local Customer Centers with rapid-turnaround (STAT) laboratories for time-sensitive testing. Most of the testing currently performed in Atlanta and Tampa will be transferred to laboratories located elsewhere in its national network. In addition, Quest Diagnostics said it would significantly reduce the size of its Regional Laboratory in St. Louis and several smaller branch laboratories in other regions.

Client service will remain paramount throughout the Quest Diagnostics network during the transition. Quest Diagnostics will continue to provide patients served by its physician, hospital, managed care and employer clients with high quality, reliable lab service through the Regional Laboratory in St. Louis and, in Atlanta and Tampa, through Local Customer Centers with sales representatives, STAT testing capability, couriers and phlebotomists.

"Given the overcapacity that characterizes our industry, reducing the size of these facilities was a difficult but necessary decision," said Kenneth W. Freeman, chairman and chief executive officer. "To improve our competitive position and effectiveness in the rapidly changing health care marketplace, we are accelerating our efforts to reduce our lab capacity and improve our overall efficiency and profitability."

The charges to earnings associated with the consolidation are expected to total from $60 million to $70 million on a pre-tax basis and from $43 million to $49 million, or $1.46 to $1.67 per share, after taxes. The vast majority of these charges will be recognized in the fourth quarter of 1997, ending December 31. The charges primarily cover severance costs and the write-down of assets in Atlanta, St. Louis and Tampa, as well as consolidation costs in several other locations. Over the next 12 months, these actions will result in a net workforce reduction of approximately 1,000 positions, or approximately 6% of the total workforce. Affected employees will be offered severance benefits, including counseling services and outplacement assistance.

The total cash outlay associated with these charges, the majority of which will occur in 1998, is expected to be approximately $40 million before taxes. The benefits of these actions will begin to be realized in 1998; by the beginning of 1999, when the programs are fully implemented, annual benefits are expected to be in excess of $20 million before taxes.

Quest Diagnostics Incorporated is one of the nation's leading providers of diagnostic testing, information and services with laboratories across the United States. The wide variety of tests performed on human tissue and fluids help doctors and hospitals diagnose,

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treat and monitor disease. Its Nichols Institute unit conducts research;
specializes in esoteric testing using genetic screening and other advanced technologies; and manufactures and distributes diagnostic test kits and instruments. Formerly known as Corning Clinical Laboratories Inc., Quest Diagnostics was spun off to Corning Incorporated stockholders in a tax-free distribution of shares on December 31, 1996.

The statements in this press release which are not historical facts or information are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. Certain of these risks and uncertainties are listed in the Quest Diagnostics Incorporated 1996 Form 10-K and subsequent filings.